Exhibit 8

Significant Subsidiaries of Amdocs Limited

List of the Subsidiaries*	Jurisdiction of Incorporation or Organization	Business Name
Amdocs Astrum Limited	Ireland	Amdocs Astrum Limited
Amdocs Canadian Managed Services, Inc.	Canada	Amdocs Canadian Managed Services Inc.
Amdocs (Denmark) ApS	Denmark	Amdocs (Denmark) ApS
Amdocs Development Centre India Private Limited	India	Amdocs Development Centre India Private Limited
Amdocs Development Limited	Republic of Cyprus	Amdocs Development Limited
Amdocs Holdings ULC	Canada	Amdocs Holdings ULC
Amdocs, Inc.	State of Delaware	Amdocs, Inc.
Amdocs International GmbH	Switzerland	Amdocs International GmbH
Amdocs (Israel) Limited	Israel	Amdocs (Israel) Limited
Amdocs Management Limited	United Kingdom	Amdocs Management Limited
Amdocs Software Solutions Kft	Hungary	Amdocs Software Solutions Limited Liability Company
Amdocs Software Systems Ltd.	Ireland	Amdocs Software Systems Ltd.
Amdocs (UK) Limited	United Kingdom	Amdocs (UK) Limited
European Software Marketing Ltd.	Island of Guernsey, Channel Islands	European Software Marketing Ltd.
Sypress, Inc.	State of Delaware	Sypress, Inc.

*	Each subsidiary listed is directly or indirectly wholly-owned by Amdocs Limited.